Exhibit 99.6
REGISTRATION RIGHTS AGREEMENT
BY AND AMONG
AVATAR HOLDINGS INC.
JEN I, L.P.,
JEN RESIDENTIAL LP
AND
THE OTHER SHAREHOLDERS FROM TIME TO TIME PARTY HERETO
Dated as of October 25, 2010

AVATAR HOLDINGS INC.
REGISTRATION RIGHTS AGREEMENT
          THIS REGISTRATION RIGHTS AGREEMENT (this “Agreement”) is made as of October 25, 2010, among Avatar Holdings Inc., a Delaware Corporation (the “Company”), JEN I, L.P. (“JEN I”) and JEN Residential LP (“JEN Res”).
          The Company and certain of the Shareholders’ Affiliates are parties to a Master Transaction Agreement dated as of October 25, 2010 (the “Master Agreement”) and various other agreements entered into in connection therewith. In order to induce the Shareholders’ Affiliates to enter into the Master Agreement and the other Operative Documents (as defined in the Master Agreement), the Company has agreed to provide the registration rights set forth in this Agreement. The execution and delivery of this Agreement is a condition to the consummation of the transactions under the Master Agreement.
          NOW, THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties to this Agreement hereby agree as follows:
          Section 1. Definitions.
          Unless otherwise set forth below or elsewhere in this Agreement, other capitalized terms contained herein have the meanings set forth in the Master Agreement.
          “Agreement” has the meaning set forth in the preamble.
          “Business Day” means any day that is not a Saturday, Sunday or other day on which banks are required or authorized by law to be closed in New York City.
          “Commencement Date” means October 25, 2012.
          “Company” has the meaning set forth in the preamble.
          “Company-Paid Demand Registration” has the meaning set forth in Section 2(a).
          “Demand Registration” has the meaning set forth in Section 2(a).
          “Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, or any successor federal law then in force, together with all rules and regulations promulgated thereunder.
          “FINRA” means the Financial Industry Regulatory Authority, Inc.
          “Free Writing Prospectus” means a free-writing prospectus, as defined in Rule 405.
          “Holdback Extension” has the meaning set forth in Section 4(a)(ii).

          “Holdback Period” has the meaning set forth in Section 4(a)(i).
          “Indemnified Parties” has the meaning set forth in Section 7(a).
          “JEN I” has the meaning set forth in the preamble.
          “JEN Res” has the meaning set forth in the preamble.
          “Lockup Agreement” means the agreement attached as Exhibit E to the Master Agreement.
          “Majority Holders” means, at any time, Shareholders holding a majority of the Registrable Securities at such time.
          “Person” means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization or a governmental entity or any department, agency or political subdivision thereof.
          “Piggyback Registration” has the meaning set forth in Section 3(a).
          “Public Offering” means any sale or distribution to the public of any capital stock of the Company pursuant to a public offering registered under the Securities Act.
          “Master Agreement” has the meaning set forth in the recitals.
          “Registrable Securities” means (i) any Common Stock received by the Shareholders pursuant to the Master Agreement, (ii) any Common Stock received by the Shareholders pursuant to the Earnout Agreement, dated as of October 25, 2010, among the Company and the Shareholders, and (iii) any common capital stock of the Company issued or issuable with respect to the securities referred to in clauses (i) or (ii) above by way of dividend, distribution, split or combination of securities, or any recapitalization, merger, consolidation or other reorganization. As to any particular Registrable Securities, such securities shall cease to be Registrable Securities upon the earliest to occur of: (a) the date on which such Registrable Securities are sold or distributed pursuant to an effective registration statement under the Securities Act, (b) the date on which such Registrable Securities are sold in compliance with Rule 144, and (c) the date on which such Registrable Securities are repurchased by the Company or a Subsidiary of the Company.
          “Registration Expenses” has the meaning set forth in Section 6(a).
     “Rule 144,” “Rule 145,” “Rule 158,” and “Rule 405,” mean, in each case, such rule promulgated under the Securities Act (or any successor provision) by the Securities and Exchange Commission, as the same shall be amended from time to time, or any successor rule then in force.
          “Sale Transaction” has the meaning set forth in Section 4(a)(i).
          “Securities” has the meaning set forth in Section 4(a)(i).

     “Securities Act” means the Securities Act of 1933, as amended, or any successor federal law then in force, together with all rules and regulations promulgated thereunder.
          “Shareholders” means (i) JEN I and JEN Res, and (ii) in connection with a transfer from JEN I or JEN Res pursuant to a pro rata distribution of all or a portion of their assets to their partners, Reuben Leibowitz and Allen Anderson and/or their controlled Affiliates; provided, however, that in the case of (ii), in order to become a Shareholder, such Person must (A) hold Registrable Securities, and (B) deliver a written instrument to the Company, in form and substance reasonably satisfactory to the Company, confirming that such Person is subject to and bound by the obligations of this Agreement as a Shareholder.
          “Subsidiary” means, with respect to the Company, any corporation, limited liability company, partnership, association or other business entity of which (i) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by the Company or one or more of the other Subsidiaries of the Company or a combination thereof, or (ii) if a limited liability company, partnership, association or other business entity, a majority of the limited liability company, partnership or other similar ownership interest thereof is at the time owned or controlled, directly or indirectly, by the Company or one or more Subsidiaries of the Company or a combination thereof. For purposes hereof, a Person or Persons shall be deemed to have a majority ownership interest in a limited liability company, partnership, association or other business entity if such Person or Persons shall be allocated a majority of limited liability company, partnership, association or other business entity gains or losses or shall be or control the managing director or general partner of such limited liability company, partnership, association or other business entity.
          “Suspension Period” has the meaning set forth in Section 5(a)(vi).
          “Violation” has the meaning set forth in Section 7(a).
          Section 2. Demand Registration.
          (a) Requests for Registration. Subject to the terms and conditions of this Agreement, at any time after the Commencement Date (or, if earlier, the date on which the Shareholders’ obligations under Section 1.3 of the Lockup Agreement are terminated) until such time as the Shareholders collectively hold less than 5% of the Common Stock of the Company, the Majority Holders may request registration under the Securities Act of all or any portion of their Registrable Securities on Form S-1, S-3 or any similar registration statement. Any registrations requested pursuant to this Section 2(a) shall be referred to herein as a “Demand Registration.” Each request for a Demand Registration shall specify the approximate number of Registrable Securities requested to be registered and the intended method of distribution. Subject to the terms of Section 2(d), the Company shall include in such Demand Registration (and in all related registrations and qualifications under state blue sky laws and in any related underwriting) all Registrable Securities with respect to which the Company has received written requests for inclusion therein within 15 days after the receipt of such written requests.

          (b) Demand Registration. Following the Commencement Date, the Majority Holders shall be entitled to request one Demand Registration in which the Company shall pay all Registration Expenses (“Company-Paid Demand Registration”); provided that the aggregate offering value of the Registrable Securities requested to be registered in any Demand Registration must equal at least $5,000,000. A registration shall not count as a Demand Registration until it has become effective. No Company-Paid Demand Registration shall count as a Demand Registration unless the Shareholders are able to register and sell at least 75% of the Registrable Securities requested to be included in such registration; provided that in any event the Company shall pay all Registration Expenses in connection with any registration initiated as a Company-Paid Demand Registration whether or not it has become effective and whether or not such registration has counted as a Company-Paid Demand Registration.
          (c) Shelf Registrations. The Company shall use its commercially reasonable efforts to maintain a shelf registration statement for the sale of Registrable Securities until the fourth anniversary of the Commencement Date.
          (d) Priority on Demand Registration. If a Demand Registration is an underwritten offering and the managing underwriters advise the Company in writing that in their opinion the number of Registrable Securities and, if permitted hereunder, other securities requested to be included in such offering exceeds the number of Registrable Securities and other securities, if any, which can be sold therein without adversely affecting the marketability, proposed offering price, timing or method of distribution of the offering, the Company shall include in such registration prior to the inclusion of any securities which are not Registrable Securities the number of Registrable Securities requested to be included which, in the opinion of such underwriters, can be sold, without any such adverse effect.
          (e) Restrictions on Demand Registration. The Company shall not be obligated to effect any Demand Registration within 180 days after the effective date of a previous registration in which Registrable Securities were included pursuant to Section 3. The Company may postpone, for up to 90 days from the date of the request, the filing or the effectiveness of a registration statement for a Demand Registration if the Company’s board of directors determines in its reasonable good faith judgment that such Demand Registration would reasonably be expected to have a material adverse effect on any proposal or plan by the Company or any Subsidiary to engage in any material acquisition of assets or stock (other than in the ordinary course of business) or any material merger, consolidation, tender offer, recapitalization, reorganization or similar transaction or would require the Company to disclose any material nonpublic information which would reasonably be likely to be materially detrimental to the Company and its Subsidiaries; provided that in such event, the Majority Holders shall be entitled to withdraw such request, and if such request is withdrawn, such Demand Registration shall not count as a Demand Registration hereunder and the Company shall pay all Registration Expenses in connection with such registration. The Company may delay a Demand Registration hereunder only once in any twelve-month period.
          (f) Selection of Underwriters. The Company shall have the right to select the investment banker(s) and manager(s) to administer the offering, subject to consultation with and the approval of the Majority Holders, which approval shall not be unreasonably withheld or delayed.

          (g) Other Registration Rights. The Company represents and warrants that it is not a party to, or otherwise subject to, any other agreement granting registration rights to any other Person with respect to any securities of the Company.
          Section 3. Piggyback Registrations.
          (a) Right to Piggyback. Following the Commencement Date, whenever the Company proposes to register any of its securities under the Securities Act (other than (i) pursuant to a Demand Registration, (ii) in connection with registrations on Form S-4 or S-8 promulgated by the Securities and Exchange Commission or any successor or similar forms, (iii) in connection with a Rule 145 transaction, or (iv) in connection with registrations on any registration form that does not permit secondary sales or does not include substantially the same information as would be required to be included in a registration statement covering the sale of Registrable Securities) and the registration form to be used may be used for the registration of Registrable Securities (a “Piggyback Registration”), the Company shall give prompt written notice to the Shareholders of its intention to effect such Piggyback Registration and, subject to the terms of Section 3(c) and Section 3(d), shall include in such Piggyback Registration (and in all related registrations or qualifications under blue sky laws and in any related underwriting) all Registrable Securities with respect to which the Company has received written requests for inclusion therein within 20 days after delivery of the Company’s notice; provided, that the Shareholders shall not be entitled to have Registrable Securities included in more than four Piggyback Registrations.
          (b) Piggyback Expenses. The Registration Expenses of the Shareholders shall be paid by the Company in all Piggyback Registrations, whether or not any such registration became effective.
          (c) Priority on Primary Registrations. If a Piggyback Registration is an underwritten primary registration on behalf of the Company, and the managing underwriters advise the Company in writing that in their opinion the number of securities requested to be included in such registration exceeds the number which can be sold in such offering without adversely affecting the marketability, proposed offering price, timing or method of distribution of the offering, the Company shall include in such registration (i) first, the securities the Company proposes to sell, (ii) second, the Registrable Securities requested to be included in such registration which, in the opinion of the underwriters, can be sold without any such adverse effect, and (iii) third, other securities requested to be included in such registration which, in the opinion of the underwriters, can be sold without any such adverse effect.
          (d) Priority on Secondary Registrations. If a Piggyback Registration is an underwritten secondary registration on behalf of holders of the Company’s securities, and the managing underwriters advise the Company in writing that in their opinion the number of securities requested to be included in such registration exceeds the number which can be sold in such offering without adversely affecting the marketability, proposed offering price, timing or method of distribution of the offering, the Company shall include in such registration (i) first, the securities requested to be included therein by the holders requesting such registration, (ii) second, the number of Registrable Securities requested to be included in such registration which, in the opinion of the underwriters, can be sold without any such adverse effect, pro rata among the holders of such securities on the basis of the number of securities so requested to be included therein, and (iii) third, other securities requested to be included in such registration which, in the opinion of the underwriters, can be sold without any such adverse effect.
          (e) Right to Terminate Registration. Subject to the terms of this Agreement, the Company shall have the right to terminate or withdraw any registration initiated by it under this Section 3 whether or not the Shareholders have elected to include securities in such registration. The Registration Expenses of such withdrawn registration shall be borne by the Company in accordance with Section 6.
          Section 4. Holdback Agreements.
          (a) The Shareholders. If requested by the Company, the Shareholders shall enter into lock-up agreements with the managing underwriter(s) of an underwritten Public Offering in such form as agreed to by the Shareholders. In the absence of any such lock-up agreement, the Shareholders agree as follows:
     (i) in connection with all underwritten Public Offerings with respect to which the Company has complied with its obligations hereunder, each Shareholder agrees, if and to the extent (i) requested by the managing underwriter of such underwritten offering and (ii) notwithstanding Section 4(b), all of the Company’s named executive officers and directors execute agreements identical to those referred to in this Section 4(a), that they shall not (A) offer, sell, contract to sell, pledge or otherwise dispose of (including sales pursuant to Rule 144), directly or indirectly, any capital stock of the Company (including capital stock of the Company that may be deemed to be owned beneficially by the Shareholders in accordance with the rules and regulations of the Securities and Exchange Commission) (collectively, “Securities”), (B) enter into a transaction which would have the same effect as described in clause (A) above, (C) enter into any swap, hedge or other arrangement that transfers, in whole or in part, any of the economic consequences or ownership of any Securities, whether such transaction is to be settled by delivery of such Securities, in cash or otherwise (each of (A), (B) and (C) above, a “Sale Transaction”), or (D) publicly disclose the intention to enter into any Sale Transaction, from the date on which the Company gives notice to the Shareholders of the circulation of a preliminary or final prospectus for such Public Offering (which date must be no earlier than 14 days prior to the date such Public Offering is expected to commence) to the date that is 90 days following the date of the final prospectus for such Public Offering (a “Holdback Period”), unless the underwriters managing such Public Offering otherwise agree in writing; and
     (ii) in the event that (A) the Company issues an earnings release or discloses other material information or a material event relating to the Company and its Subsidiaries occurs during the last 17 days of the Holdback Period or (B) prior to the expiration of the Holdback Period, the Company announces that it will release earnings results during the 16-day period beginning upon the expiration of such period, then to the extent necessary for a managing or co-managing underwriter of a registered offering hereunder to comply with FINRA Rule 2711(f)(4), the Holdback Period shall be extended until 18 days after the earnings release or disclosure of other material information or the occurrence of the material event, as the case may be (a “Holdback Extension”).
The Company may impose stop-transfer instructions with respect to the shares of Common Stock (or other securities) subject to the restrictions set forth in this Section 4 (a) until the end of such period, including any Holdback Extension.
          (b) The Company. The Company (i) shall not file any registration statement for a Public Offering or cause any such registration statement to become effective during any Holdback Period, as extended during any Holdback Extension, and (ii) shall use its reasonable best efforts to cause each of its directors and executive officers, to agree not to effect any Sale Transaction during any Holdback Period (as extended by any Holdback Extension), except as part of such underwritten registration, if otherwise permitted, unless the underwriters managing the Public Offering otherwise agree in writing.
          Section 5. Registration Procedures.
          (a) Whenever the Shareholders have requested that any Registrable Securities be registered pursuant to this Agreement, the Company shall use its reasonable best efforts to effect the registration and the sale of such Registrable Securities in accordance with the intended method of disposition thereof, and pursuant thereto the Company shall as expeditiously as possible:
     (i) in accordance with the Securities Act and all applicable rules and regulations promulgated thereunder, prepare and file with the Securities and Exchange Commission a registration statement, and all amendments and supplements thereto and related prospectuses, with respect to such Registrable Securities and use its reasonable best efforts to cause such registration statement to become effective (provided that before filing a registration statement or prospectus or any amendments or supplements thereto, the Company shall furnish to the counsel selected by the Majority Holders copies of all such documents proposed to be filed, which documents shall be subject to the review and comment of such counsel);
     (ii) notify the Shareholders of (A) the issuance by the Securities and Exchange Commission of any stop order suspending the effectiveness of any registration statement or the initiation of any proceedings for that purpose, (B) the receipt by the Company or its counsel of any notification with respect to the suspension of the qualification of the Registrable Securities for sale in any jurisdiction or the initiation or threatening of any proceeding for such purpose, and (C) the effectiveness of each registration statement filed hereunder;
     (iii) prepare and file with the Securities and Exchange Commission such amendments and supplements to such registration statement and the prospectus used in connection therewith as may be necessary to keep such registration statement effective for a period ending when all of the securities covered by such registration statement have been disposed of in accordance with the intended methods of distribution by the sellers thereof set forth in such registration statement (but not in any event before the expiration of any longer period required under the Securities Act or, if such registration statement relates to an underwritten Public Offering, such longer period as in the opinion of counsel for the underwriters a prospectus is required by law to be delivered in connection with sale of Registrable Securities by an underwriter or dealer) and comply with the provisions of the Securities Act with respect to the disposition of all securities covered by such registration statement during such period in accordance with the intended methods of disposition by the sellers thereof set forth in such registration statement;
     (iv) furnish to the Shareholders such number of copies of such registration statement, each amendment and supplement thereto, the prospectus included in such registration statement (including each preliminary prospectus), each Free Writing Prospectus and such other documents as the Shareholders may reasonably request in order to facilitate the disposition of the Registrable Securities;
     (v) use its reasonable best efforts to register or qualify such Registrable Securities under such other securities or blue sky laws of such jurisdictions as the Shareholders reasonably requests and do any and all other acts and things which may be reasonably necessary or advisable to enable such seller to consummate the disposition in such jurisdictions of the Registrable Securities (provided that the Company shall not be required to (A) qualify generally to do business in any jurisdiction where it would not otherwise be required to qualify but for this subparagraph or (B) consent to general service of process in any such jurisdiction or (C) subject itself to taxation in any such jurisdiction);
     (vi) notify the Shareholders (A) promptly after it receives notice thereof, of the date and time when such registration statement and each post-effective amendment thereto has become effective or a prospectus or supplement to any prospectus relating to a registration statement has been filed and when any registration or qualification has become effective under a state securities or blue sky law or any exemption thereunder has been obtained, (B) promptly after receipt thereof, of any request by the Securities and Exchange Commission for the amendment or supplementing of such registration statement or prospectus or for additional information, and (C) at any time when a prospectus relating thereto is required to be delivered under the Securities Act, of the happening of any event as a result of which the prospectus included in such registration statement contains an untrue statement of a material fact or omits any fact necessary to make the statements therein not misleading, and, at the request of the Majority Holders, the Company shall prepare a supplement or amendment to such prospectus so that, as thereafter delivered to the purchasers of such Registrable Securities, such prospectus shall not contain an untrue statement of a material fact or omit to state any fact necessary to make the statements therein not misleading; provided, that at any time, upon written notice to the Shareholders and for a period not to exceed 60 days thereafter (the “Suspension Period”), the Company may delay the filing or effectiveness of any registration statement or suspend the use or effectiveness of any registration statement (and the Shareholders hereby agree not to offer or sell any Registrable Securities pursuant to such registration statement during the Suspension Period) if the Company reasonably believes that there is or may be in existence material nonpublic information or events involving the Company, the failure of which to be disclosed in the prospectus included in the registration statement could result in a Violation;
     (vii) use reasonable best efforts to cause all such Registrable Securities to be listed on each securities exchange on which similar securities issued by the Company are then listed and, if not so listed, to be listed on a securities exchange;
     (viii) use reasonable best efforts to provide a transfer agent and registrar for all such Registrable Securities not later than the effective date of such registration statement;
     (ix) enter into and perform such customary agreements (including underwriting agreements in customary form) and take all such other actions as the Majority Holders or the underwriters, if any, reasonably request in order to expedite or facilitate the disposition of such Registrable Securities (including, without limitation, effecting a stock split, combination of shares, recapitalization or reorganization);
     (x) make available for inspection by the Shareholders, any underwriter participating in any disposition pursuant to such registration statement and any attorney, accountant or other agent retained by any such Shareholder or underwriter, all financial and other records, pertinent corporate and business documents and properties of the Company as shall be necessary to enable them to exercise their due diligence responsibility, and cause the Company’s officers, directors, employees, agents, representatives and independent accountants to supply all information reasonably requested by any such seller, underwriter, attorney, accountant or agent in connection with such registration statement;
     (xi) take all reasonable actions to ensure that any Free-Writing Prospectus utilized in connection with any Demand Registration or Piggyback Registration hereunder complies in all material respects with the Securities Act, is filed in accordance with the Securities Act to the extent required thereby, is retained in accordance with the Securities Act to the extent required thereby and, when taken together with the related prospectus, shall not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading;
     (xii) otherwise use its reasonable best efforts to comply with all applicable rules and regulations of the Securities and Exchange Commission, and make generally available to its security holders, as soon as practicable, a consolidated earnings statement meeting the requirements of Rule 158 under the Securities Act (which need not be audited) for the twelve-month period (A) commencing at the end of any fiscal quarter in which Registrable Securities are sold to underwriters in a firm commitment or best efforts Public Offering or (B) if not sold to underwriters in such an offering, beginning with the first month of the Company’s first fiscal quarter commencing after the effective date of the registration statement;

     (xiii) permit the Shareholders (to the extent the Shareholders might be deemed to be an underwriter or controlling persons of the Company), to consult in the preparation of such registration or comparable statement and to consider language provided by any of the Shareholders for insertion therein, which in the reasonable judgment of the Shareholders and their counsel should be included; provided that the Company shall be entitled to include or omit any such language from any registration or comparable statement (in its sole discretion);
     (xiv) in the event of the issuance of any stop order suspending the effectiveness of a registration statement, or the issuance of any order suspending or preventing the use of any related prospectus or suspending the qualification of any Common Stock included in such registration statement for sale in any jurisdiction use reasonable best efforts promptly to obtain the withdrawal of such order;
     (xv) use its reasonable best efforts to cause such Registrable Securities covered by such registration statement to be registered with or approved by such other governmental agencies or authorities as may be necessary to enable the sellers thereof to consummate the disposition of such Registrable Securities;
     (xvi) cooperate with the Shareholders and the managing underwriter or agent, if any, to facilitate the timely preparation and delivery of certificates (not bearing any restrictive legends) representing securities to be sold under the registration statement and enable such securities to be in such denominations and registered in such names as the managing underwriter, or agent, if any, or the Shareholders may request;
     (xvii) cooperate with the Shareholders and each underwriter or agent participating in the disposition of such Registrable Securities and their respective counsel in connection with any filings required to be made with FINRA;
     (xviii) use its reasonable best efforts to make available the executive officers of the Company to participate with the Shareholders and any underwriters in any “road shows” in connection with the methods of distribution for the Registrable Securities;
     (xix) use its reasonable best efforts to obtain one or more cold comfort letters from the Company’s independent public accountants in customary form and covering such matters of the type customarily covered by cold comfort letters as the Majority Holders reasonably requests; and
     (xx) use its reasonable best efforts to provide a legal opinion of the Company’s outside counsel, dated the effective date of such registration statement (and, if such registration includes an underwritten Public Offering, dated the date of the closing under the underwriting agreement), the registration statement, each amendment and supplement thereto, the prospectus included therein (including the preliminary prospectus) and such other documents relating thereto in customary form and covering such matters of the type customarily covered by legal opinions of such nature and reasonably satisfactory to the Shareholders, which opinion shall be addressed to the underwriters and the Shareholders.
          (b) The Company shall not undertake any voluntary act that could be reasonably expected to cause a Violation or result in delay or suspension under Section 5(a)(vi). During any Suspension Period, and as may be extended hereunder, the Company shall use its reasonable best efforts to correct or update any disclosure causing the Company to provide notice of the Suspension Period and to file and cause to become effective or terminate the suspension of use or effectiveness, as the case may be, the subject registration statement. In the event that the Company shall exercise its right to delay or suspend the filing or effectiveness of a registration hereunder, the applicable time period during which the registration statement is to remain effective shall be extended by a period of time equal to the duration of the Suspension Period. The Company may extend the Suspension Period for an additional consecutive 60 days with the consent of the Majority Holders, which consent shall not be unreasonably withheld. If so directed by the Company, the Shareholders shall (i) not offer to sell any Registrable Securities pursuant to the registration statement during the period in which the delay or suspension is in effect after receiving notice of such delay or suspension and (ii) use its reasonable best efforts to deliver to the Company (at the Company’s expense) all copies, other than permanent file copies then in the Shareholders’ possession, of the prospectus relating to such Registrable Securities current at the time of receipt of such notice.
          Section 6. Registration Expenses.
          (a) The Company’s Obligation. All expenses incident to the Company’s performance of or compliance with this Agreement (including, without limitation, all registration, qualification and filing fees, fees and expenses of compliance with securities or blue sky laws, printing expenses, messenger and delivery expenses, fees and disbursements of custodians, and fees and disbursements of counsel for the Company and all independent certified public accountants, underwriters (excluding underwriting discounts and commissions) and other Persons retained by the Company) (all such expenses being herein called “Registration Expenses”), shall be borne as provided in this Agreement, except that the Company shall, in any event, pay its internal expenses (including, without limitation, all salaries and expenses of its officers and employees performing legal or accounting duties), the expense of any annual audit or quarterly review, the expense of any liability insurance and the expenses and fees for listing the securities to be registered on each securities exchange on which similar securities issued by the Company are then listed. Each Person that sells securities pursuant to a Demand Registration or Piggyback Registration hereunder shall bear and pay all underwriting discounts and commissions applicable to the securities sold for such Person’s account.
          (b) Shareholders. To the extent Registration Expenses are not required to be paid by the Company, the Shareholders shall pay those Registration Expenses allocable to the registration of the Shareholders’ securities included in any registration statement pro rata, and any Registration Expenses not so allocable shall be borne by all sellers of securities included in such registration in proportion to the aggregate selling price of the securities to be so registered.

          Section 7. Indemnification and Contribution.
          (a) By the Company. The Company shall indemnify, defend and hold harmless the Shareholders, the Shareholders’ officers, directors, employees, members, partners, agents and representatives, and each Person who controls any Shareholder (within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act) (the “Indemnified Parties”) for, from and against all losses, claims, actions, damages, liabilities and expenses (including with respect to actions or proceedings, whether commenced or threatened, and including reasonable attorney fees and expenses) caused by, resulting from, arising out of, based upon or related to any of the following statements, omissions or violations (each a “Violation”) by the Company: (i) any untrue statement or alleged untrue statement of material fact contained in (A) any registration statement, prospectus, preliminary prospectus or Free-Writing Prospectus, or any amendment thereof or supplement thereto or (B) any application or other document or communication (in this Section 7, collectively called an “application”) executed by or on behalf of the Company or based upon written information furnished by or on behalf of the Company filed in any jurisdiction in order to qualify any securities covered by such registration under the securities laws thereof, (ii) any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein not misleading or (iii) any violation or alleged violation by the Company of the Securities Act or any other similar federal or state securities laws or any rule or regulation promulgated thereunder applicable to the Company and relating to action or inaction required of the Company in connection with any such registration, qualification or compliance. In addition, the Company will reimburse such Indemnified Party for any legal or any other expenses reasonably incurred by them in connection with investigating or defending any such losses. Notwithstanding the foregoing, the Company shall not be liable in any such case to the extent that any such losses result from, arise out of, are based upon, or relate to an untrue statement or alleged untrue statement, or omission or alleged omission, made in such registration statement, any such prospectus, preliminary prospectus or Free-Writing Prospectus or any amendment or supplement thereto, or in any application, in reliance upon, and in conformity with, written information prepared and furnished in writing to the Company by such Indemnified Party expressly for use therein or by such Indemnified Party’s failure to deliver a copy of the registration statement or prospectus or any amendments or supplements thereto after the Company has furnished such Indemnified Party with a sufficient number of copies of the same. In connection with an underwritten offering, the Company shall indemnify such underwriters, their officers and directors, and each Person who controls such underwriters (within the meaning of the Securities Act) to the same extent as provided above with respect to the indemnification of the Indemnified Parties.
          (b) By Each Shareholder. In connection with any registration statement in which any Shareholder is participating, the Shareholders shall furnish to the Company in writing such information and affidavits as the Company reasonably requests for use in connection with any such registration statement or prospectus and, to the extent permitted by law, shall indemnify and defend the Company, its officers, directors, employees, agents and representatives, and each Person who controls the Company (within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act) for, from and against any losses, claims, damages, liabilities and expenses resulting from any untrue or alleged untrue statement of material fact contained in the registration statement, prospectus or preliminary prospectus or any amendment thereof or supplement thereto or any omission or alleged omission of a material fact required to be stated

therein or necessary to make the statements therein not misleading, but only to the extent that such untrue statement or omission is contained in any information or affidavit so furnished in writing by the Shareholders; provided that the obligation to indemnify shall be limited to the net amount of proceeds received by the Shareholders from the sale of Registrable Securities pursuant to such registration statement.
          (c) Claim Procedure. Any Person entitled to indemnification hereunder shall (i) give prompt written notice to the indemnifying party of any claim with respect to which it seeks indemnification (provided that the failure to give prompt notice shall impair any Person’s right to indemnification hereunder only to the extent such failure has prejudiced the indemnifying party) and (ii) unless in such indemnified party’s reasonable judgment a conflict of interest between such indemnified and indemnifying parties may exist with respect to such claim, permit such indemnifying party to assume the defense of such claim with counsel reasonably satisfactory to the indemnified party. If such defense is assumed, the indemnifying party shall not be subject to any liability for any settlement made by the indemnified party without its consent (but such consent shall not be unreasonably withheld, conditioned or delayed). An indemnifying party who is not entitled to, or elects not to, assume the defense of a claim shall not be obligated to pay the fees and expenses of more than one counsel for all parties indemnified by such indemnifying party with respect to such claim, unless in the reasonable judgment of any indemnified party a conflict of interest may exist between such indemnified party and any other of such indemnified parties with respect to such claim. In such instance, the conflicted indemnified parties shall have a right to retain one separate counsel, chosen by the holders of a majority of the Securities included in the registration if the Shareholders are the indemnified parties, at the expense of the indemnifying party.
          (d) Contribution. If the indemnification provided for in this Section 7 is held by a court of competent jurisdiction to be unavailable to, or is insufficient to hold harmless, an indemnified party or is otherwise unenforceable with respect to any loss, claim, damage, liability or action referred to herein, then the indemnifying party shall contribute to the amounts paid or payable by such indemnified party as a result of such loss, claim, damage, liability or action in such proportion as is appropriate to reflect the relative fault of the indemnifying party on the one hand and of the indemnified party on the other hand in connection with the statements or omissions which resulted in such loss, claim, damage, liability or action as well as any other relevant equitable considerations; provided that the maximum amount of liability in respect of such contribution shall be limited, in the case of the Shareholders, to an amount equal to the net proceeds actually received by the Shareholders from the sale of Registrable Securities effected pursuant to such registration. The relative fault of the indemnifying party and of the indemnified party shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission to state a material fact relates to information supplied by the indemnifying party or by the indemnified party and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission. The parties hereto agree that it would not be just or equitable if the contribution pursuant to this Section 7(d) were to be determined by pro rata allocation or by any other method of allocation that does not take into account such equitable considerations. The amount paid or payable by an indemnified party as a result of the losses, claims, damages, liabilities or expenses referred to herein shall be deemed to include any legal or other expenses reasonably incurred by such indemnified party in connection with investigating or defending against any action or claim which is the subject hereof. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any Person who is not guilty of such fraudulent misrepresentation.
          (e) Release. No indemnifying party shall, except with the consent of the indemnified party, consent to the entry of any judgment or enter into any settlement that does not include as an unconditional term thereof, the giving by the claimant or plaintiff to such indemnified party of a release from all liability in respect to such claim or litigation.
          (f) Non-exclusive Remedy; Survival. The indemnification and contribution provided for under this Agreement shall be in addition to any other rights to indemnification or contribution that any indemnified party may have pursuant to law or contract and shall remain in full force and effect regardless of any investigation made by or on behalf of the indemnified party or any officer, director or controlling Person of such indemnified party and shall survive the transfer of Registrable Securities and the termination or expiration of this Agreement.
          Section 8. Underwritten Registrations.
          (a) Participation. No Person may participate in any registration hereunder which is underwritten unless such Person (i) agrees to sell such Person’s securities on the basis provided in any underwriting arrangements approved by the Person or Persons entitled hereunder to approve such arrangements (including, without limitation, pursuant to any over-allotment or “green shoe” option requested by the underwriters; provided that the Shareholders shall not be required to sell more than the number of Registrable Securities the Shareholders have requested to include) and (ii) completes and executes all questionnaires, powers of attorney, indemnities, underwriting agreements and other documents required under the terms of such underwriting arrangements; provided that the Shareholders shall not be required to make any representations or warranties to the Company or the underwriters (other than representations and warranties regarding the Shareholders and the Shareholders’ intended method of distribution) or to undertake any indemnification obligations to the Company or the underwriters with respect thereto that are materially more burdensome than those provided in Section 7. The Shareholders shall execute and deliver such other agreements as may be reasonably requested by the Company and the lead managing underwriter(s) that are consistent with the Shareholders’ obligations under Section 4, Section 5 and this Section 8(a) or that are necessary to give further effect thereto. To the extent that any such agreement is entered into pursuant to, and consistent with, Section 4 and this Section 8(a), the respective rights and obligations created under such agreement shall supersede the respective rights and obligations of the Shareholders, the Company and the underwriters created pursuant to this Section 8(a).
          (b) Suspended Distributions. Each Person that is participating in any registration under this Agreement, upon receipt of any notice from the Company of the happening of any event of the kind described in Section 5(a)(vi), shall immediately discontinue the disposition of its Registrable Securities pursuant to the registration statement until such Person’s receipt of the copies of a supplemented or amended prospectus as contemplated by Section 5(a)(vi). In the event the Company has given any such notice, the applicable time period set forth in Section 5(a)(ii) during which a Registration Statement is to remain effective shall be extended by the number of days during the period from and including the date of the giving of such notice pursuant to this Section 8(b) to and including the date when each seller of Registrable Securities covered by such registration statement shall have received the copies of the supplemented or amended prospectus contemplated by Section 5(a)(vi).
          Section 9. Current Public Information. At all times after the date hereof, during which Registrable Securities remain outstanding, the Company shall file all reports required to be filed by it under the Securities Act and the Exchange Act. During any period in which the Company is not subject to Section 13 or 15(d) of the Exchange Act, the Company shall make available to any Shareholder or beneficial owner of Registrable Securities in connection with any sale thereof and any prospective purchaser of such Registrable Securities from such Shareholder or beneficial owner, the information required by Rule 144 under the Securities Act in order to permit resales of such Registrable Securities pursuant to Rule 144 under the Securities Act.
          Section 10. Transfer of Registrable Securities.
          (a) Legend. Each certificate evidencing any Registrable Securities and each certificate issued in exchange for or upon the transfer of any Registrable Securities (unless such Registrable Securities would no longer be Registrable Securities after such transfer) shall be stamped or otherwise imprinted with a legend in substantially the following form:
          “THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO RESTRICTIONS ON TRANSFER AND OTHER PROVISIONS SET FORTH IN A REGISTRATION RIGHTS AGREEMENT DATED AS OF OCTOBER 25, 2010 AMONG THE ISSUER OF SUCH SECURITIES (THE “COMPANY”), JEN I, L.P. AND JEN RESIDENTIAL LP. A COPY OF SUCH REGISTRATION RIGHTS AGREEMENT WILL BE FURNISHED WITHOUT CHARGE BY THE COMPANY TO THE HOLDER HEREOF UPON WRITTEN REQUEST. THE SECURITIES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY FOREIGN OR STATE SECURITIES LAWS AND MAY NOT BE OFFERED OR SOLD EXCEPT IN COMPLIANCE THEREWITH.”
The Company shall imprint such legend on certificates evidencing Registrable Securities outstanding prior to the date hereof. The legend set forth above shall be removed from the certificates evidencing any securities that have ceased to be Registrable Securities.
          Section 11. General Provisions.
          (a) Amendments and Waivers. Except as otherwise provided herein, the provisions of this Agreement may be amended, modified or waived only with the prior written consent of the Company and the Majority Holders. The failure or delay of any Person to enforce any of the provisions of this Agreement shall in no way be construed as a waiver of such provisions and shall not affect the right of such Person thereafter to enforce each and every provision of this Agreement in accordance with its terms. A waiver or consent to or of any breach or default by any Person in the performance by that Person of his, her or its obligations under this Agreement shall not be deemed to be a consent or waiver to or of any other breach or default in the performance by that Person of the same or any other obligations of that Person under this Agreement.
          (b) Remedies. The parties to this Agreement shall be entitled to enforce their rights under this Agreement specifically (without posting a bond or other security), to recover damages caused by reason of any breach of any provision of this Agreement and to exercise all other rights existing in their favor. The parties hereto agree and acknowledge that a breach of this Agreement would cause irreparable harm and money damages would not be an adequate remedy for any such breach and that, in addition to any other rights and remedies existing hereunder, any party shall be entitled to specific performance and/or other injunctive relief from any court of law or equity of competent jurisdiction (without posting any bond or other security) in order to enforce or prevent violation of the provisions of this Agreement.
          (c) Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be prohibited, invalid, illegal or unenforceable in any respect under any applicable law or regulation in any jurisdiction, such prohibition, invalidity, illegality or unenforceability shall not affect the validity, legality or enforceability of any other provision of this Agreement in such jurisdiction or in any other jurisdiction, but this Agreement shall be reformed, construed and enforced in such jurisdiction as if such prohibited, invalid, illegal or unenforceable provision had never been contained herein.
          (d) Entire Agreement. Except as otherwise provided herein, this Agreement contains the complete agreement and understanding among the parties hereto with respect to the subject matter hereof and supersedes and preempts any prior understandings, agreements or representations by or among the parties hereto, written or oral, which may have related to the subject matter hereof in any way.
          (e) Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and permitted assigns. Nothing in this Agreement shall create or be deemed to create any third party beneficiary rights in any person or entity not a party to this Agreement. Except as expressly permitted hereby, no assignment of this Agreement or of any rights or obligations hereunder may be made (by operation of law or otherwise) by (a) the Company without the prior written consent of the Majority Holders or (b) any Shareholder without the prior written consent of the Company, and any attempted assignment without the required consents shall be void. Notwithstanding the foregoing, the Company shall be permitted to assign this Agreement in connection with any consolidation or merger of the Company or Avatar Properties Inc. with or into another Person.
          (f) Notices. All notices and other communications required or permitted under this Agreement shall be in writing and shall be deemed given when delivered personally or when telecopied, or five Business Days after deposit in the mail, if sent by registered mail, return receipt requested, or the next Business Day after deposit with a guaranteed overnight delivery or courier service, to the parties at the following addresses (or such other addresses as shall be changed by a like notice), except as expressly provided in this Agreement:
If to the Company, to:
Avatar Holdings Inc.
201 Alhambra Circle, Suite 1200
Coral Gables, FL 33134
Attention:    General Counsel
With a copy to:
Weil, Gotshal & Manges LLP
767 Fifth Avenue
New York, New York 10153
Attention:     Simeon Gold
                     Jon-Paul Bernard
and to:
Akerman Senterfitt LLP
One Southeast Third Avenue, 25th Floor
Miami, FL 33131
Attention:     Stephen K. Roddenberry
If to the Shareholders, to:
JEN I, L.P.
c/o JEN Partners, LLC
551 Madison Avenue, Suite 300
New York, NY 10022
and
JEN Residential LP
c/o JEN Partners, LLC
551 Madison Avenue, Suite 300
New York, NY 10022

With a copy to:
Jones Day
222 East 41st Street
New York, New York 10017
Attention:     Steven C. Koppel
                     Andrew M. Levine
          (g) Business Days. If any time period for giving notice or taking action hereunder expires on a day that is not a Business Day, the time period shall automatically be extended to the Business Day immediately following such Saturday, Sunday or legal holiday.
          (h) Governing Law. This Agreement and any claim, demand, dispute, controversy, action or cause of action (i) arising out of or relating to this Agreement or any ancillary agreement (including the existence, validity, interpretation or breach hereof or thereof) or (ii) in any way connected with or related or incidental to the dealings of the parties hereto in respect of this Agreement, any ancillary agreement, or any of the transactions contemplated hereby and thereby, in each case whether now existing or hereafter arising, and whether in contract, tort, equity, statute or otherwise (each, a “Dispute”) shall be governed by and construed in accordance with the laws of the State of New York applicable to contracts made and performed in such state, without regard to the principles of conflicts of laws thereof (other than Section 5-1401 of the New York General Obligations Law).
          (i) WAIVER OF JURY TRIAL. THE PARTIES TO THIS AGREEMENT EACH HEREBY WAIVE, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION, OR CAUSE OF ACTION (i) ARISING UNDER THIS AGREEMENT OR (ii) IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO IN RESPECT OF THIS AGREEMENT OR ANY OF THE TRANSACTIONS RELATED HERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER IN CONTRACT, TORT, EQUITY, OR OTHERWISE. THE PARTIES TO THIS AGREEMENT EACH HEREBY AGREE AND CONSENT THAT ANY SUCH CLAIM, DEMAND, ACTION, OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY AND THAT THE PARTIES TO THIS AGREEMENT MAY FILE AN ORIGINAL COUNTERPART OF A COPY OF THIS AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.
          (j) Jurisdiction; Consent to Service of Process; Waiver. The parties hereto hereby irrevocably submit to the exclusive jurisdiction of any federal or state court located within the State of New York over any dispute arising out of or relating to this Agreement and each party hereby irrevocably agrees that all claims in respect of such dispute or any suit, action or proceeding related thereto may be heard and determined in such courts. The parties hereby irrevocably waive, to the fullest extent permitted by applicable law, any objection which they may now or hereafter have to the laying of venue of any such dispute brought in such court or any defense of inconvenient forum for the maintenance of such dispute. Each of the parties hereto agrees that a judgment in any such dispute may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.
          (k) Descriptive Headings; Interpretation. The descriptive headings of this Agreement are inserted for convenience only and do not constitute a part of this Agreement. The use of the word “including” in this Agreement shall be by way of example rather than by limitation. Each of the parties hereto hereby consents to process being served by any party to this Agreement in any suit, action or proceeding by delivery of a copy thereof in accordance with the provisions of Section 11(f).
          (l) No Strict Construction. The language used in this Agreement shall be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction shall be applied against any party.
          (m) Counterparts. This Agreement may be executed in multiple counterparts, any one of which need not contain the signature of more than one party, but all such counterparts taken together shall constitute one and the same agreement.
          (n) Electronic Delivery. This Agreement, the agreements referred to herein, and each other agreement or instrument entered into in connection herewith or therewith or contemplated hereby or thereby, and any amendments hereto or thereto, to the extent executed and delivered by means of a photographic, photostatic, facsimile or similar reproduction of such signed writing using a facsimile machine or electronic mail shall be treated in all manner and respects as an original agreement or instrument and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. At the request of any party hereto or to any such agreement or instrument, each other party hereto or thereto shall re-execute original forms thereof and deliver them to all other parties. No party hereto or to any such agreement or instrument shall raise the use of a facsimile machine or electronic mail to deliver a signature or the fact that any signature or agreement or instrument was transmitted or communicated through the use of a facsimile machine or electronic mail as a defense to the formation or enforceability of a contract and each such party forever waives any such defense.
          (o) Further Assurances. In connection with this Agreement and the transactions contemplated hereby, each party shall execute and deliver any additional documents and instruments reasonably requested by any other party and perform any additional acts that may be reasonably necessary or appropriate to effectuate and perform the provisions of this Agreement and the transactions contemplated hereby.
*****

     IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

AVATAR HOLDINGS INC.
By:	/s/ Patricia Kimball Fletcher
	Name:	Patricia Kimball Fletcher
	Title:	Executive Vice President

JEN I, L.P.
By:	/s/ Reuben S. Leibowitz
	Name:	Reuben S. Leibowitz
	Title:	Managing Member

JEN RESIDENTIAL LP
By:	/s/ Reuben S. Leibowitz
	Name:	Reuben S. Leibowitz
	Title:	Managing Member

[REGISTRATION RIGHTS AGREEMENT]